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Exhibit 11
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
                AIRGAS, INC. AND SUBSIDIARIES
               EARNINGS PER SHARE CALCULATIONS
      For the Years Ended March 31, 2001, 2000 and 1999


                                               Years Ended March 31,
                                           2001         2000         1999
Weighted Average Shares Outstanding:
------------------------------------
Basic shares outstanding                66,000,000   69,200,000   70,000,000
Net common stock equivalents             1,200,000    1,400,000    1,700,000
                                        ----------   ----------   ----------
Diluted shares outstanding              67,200,000   70,600,000   71,700,000
                                        ==========   ==========   ==========

Net earnings                           $28,223,000  $38,283,000  $51,924,000
                                       ===========  ===========  ===========

Basic earnings per share               $       .43  $       .55  $       .74
                                       ===========  ===========  ===========

Diluted earnings per share             $       .42  $       .54  $       .72
                                       ===========  ===========  ===========
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